Exhibit 10.3

July 23rd, 2001

Joe Britt

Address

Address

Re:	Severance Agreement of Danger, Inc. (the “Company”)

Dear Joe:

The Company is pleased to offer you the retention and severance benefits described in this letter agreement (the “Agreement”).

Section 1. Eligibility for Benefits.

The Company will grant you the severance benefits listed in Section 2 if you meet the all of the following eligibility factors:

(a) Your employment must have been terminated without “Cause” as set forth in Section 4.3(b) of the Restricted Stock Agreement (the “Stock Agreement”) between the Company and you dated September 22, 2000.

(b) You must remain on the job until your effective date of the termination as scheduled by the Company (the “Termination Date”). In addition, the right to receive severance benefits is specifically conditioned on satisfactory performance through the Termination Date, and no rights in the severance benefit shall vest until such date and only if satisfactory performance has been maintained.

(c) You must execute and deliver to the Company a waiver releasing the Company and its officers, directors, agents and employees, and each person in a control relationship with the Company from all losses and claims in connection with your employment relationship in a form acceptable to the Company (the “General Release”). The General Release must be signed by you no earlier than the Termination Date of your employment and no later than the expiration of five calendar days from receipt of the release or such longer period allowed by law for you to consider and execute such release (the “Release Period”).

(d) You must have completed the exit procedures of the Company, including the return to the Company of all property and materials of the Company.

Section 2. Amount of Benefit.

The severance benefits granted pursuant to this Agreement, subject to Section 1, are as follows:

(a) You will receive from the Company continued payment of your monthly Base Pay as then in effect for a period of six months following the Termination Date, paid in accordance with the Company’s regular payroll practices, in addition to any benefits you may be entitled to under the Stock Agreement, as long as you execute a General Release on or after the Termination Date but prior to the expiration of the Release Period; provided, however, that your right to receive continued payment of your monthly Base Pay pursuant to this Section 2(a) shall terminate in its entirety on the last day in the month in which you secure full time employment that is comparable to your current employment with the Company, regardless of your actual start date.

(b) For purposes of this Agreement, “Base Pay” shall mean the your base pay (excluding overtime, bonuses, draws, commissions and other forms of additional compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding your termination date.

(c) Severance benefits will be in addition to final payment of wages earned, and a lump sum payment for any vacation earned but not used through your termination date.

Section 3. No Implied Employment Contract.

This Agreement shall not be deemed (i) to give you any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge you at any time for any reason, with or without cause, which right is hereby reserved.

To indicate your acceptance of the retention and termination benefits specified in the Agreement, please return this signed Agreement to the Company.

Sincerely,

DANGER, INC.

By:	/s/ Matt Hershenson
Name:	Matt Hershenson

Accepted and Agreed:

/s/ Joe F. Britt, Jr.

Date:	7-23-01